UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 26, 2010
Date of Report (Date of earliest event reported)

OMNICITY, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52827	98-0512569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 South State Rd 3, Rushville, Indiana	46173
(Address of principal executive offices)	(Zip Code)

(317) 903-8178
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on July 26, 2010, the Board of Directors of the Company accepted the resignation of Robert Pearson as a Director of the Company and accepted the consent of Gregory J Dunn to serve as a Director of the Company.

Mr. Dunn is a resident of Columbus, Ohio. Mr. Dunn graduated from A.B. Davidson College in 1975 and the J.D., Capital University Law School in 1978. Mr. Dunn was admitted to the Ohio Bar Association and the US District Court - S.D. Ohio in 1978. Mr. Dunn belongs to numerous professional associations including: American Bar Association, Ohio State Bar Association, Columbus Bar Association, Ohio Cable Telecommunications Association, Federal Communications Bar Association and the National Association of Telecommunications, Officers and Advisors, Ohio Chapter. Mr. Dunn was formerly an Assistant City Attorney for the City of Columbus and then became VP of Legal Affairs for Time Warner Cable, responsible for 26 States and over 90 cable systems. In 1987 Mr. Dunn joined a company which consulted in Eastern Europe regarding cable television franchising and deployment. In 1993 Mr. Dunn returned to the practice of law at Crabbe, Brown and James, joining Schottenstein, Zox and Dunn ("SZD") in 1998. Mr. Dunn has a comprehensive knowledge of the telecommunications industry from both a legal and consulting perspective. Mr. Dunn's clients' include over 40 municipalities, the State of Ohio, the Georgia Municipal Association and The Ohio Supercomputer Center. In Mr. Dunn's capacity as counsel for such entities he has been involved in RFP's/RFI's for a variety of technology projects including Wi-Fi systems, fiber optic systems, and telecommunications services. Mr. Dunn also consults on telecommunications public policy issues with SZD's ancillary service, SZD Whiteboard.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current officers and directors are as follows:

Name	Position
Richard Beltzhoover	Chairman of the Board, Director
Greg Jarman	President, CEO, Director
Don Prest	Chief Financial Officer, Director
David Bradford	Chief Operating Officer, Director
Paul Brock	Director
William Herdrich	Director
Richard Reahard	Director
Gregory Dunn	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICITY, CORP.
Date: July 26, 2010	/s/ "Donald M. Prest" Name: Donald M. Prest Title: Chief Financial Officer and a Director

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